1 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

FOR IMMEDIATE RELEASE	Contact: Stephen A. Fowle

July 24, 2008	(302) 571-6833

 WSFS REPORTS EPS OF $1.07 FOR THE 2ND QUARTER 2008

NET INTEREST MARGIN INCREASED TO 3.20%, A 20 BASIS POINT INCREASE OVER 1ST QUARTER 2008

COMPANY ANNOUNCES $0.12 DIVIDEND, A 20% INCREASE FROM 2ND QUARTER 2007

WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of Wilmington Savings Fund Society, FSB, reported quarterly diluted earnings per share of $1.07, or net income of $6.7 million, compared to $1.11, or $7.2 million in the second quarter of 2007. Net income for the first six months of 2008 was $13.9 million, or $2.22 per diluted share, compared to $15.0 million, or $2.26 in 2007.

During the quarter, earnings continued at a solid pace, allowing the Company to pursue franchise growth opportunities while growing its capital and maintaining an appropriate allowance for loan losses.

Highlights include:

•	Pre-tax income increased $287,000 or 3% from the first quarter of 2008, despite nearly $2.0 million in additional earnings related to Visa’s initial public offering (IPO) in the first quarter of 2008.
•	The net interest margin and net interest income improved significantly to 3.20% or $22.4 million from 3.00% or $21.0 million in the first quarter of 2008.
•	During the quarter the Company announced a 20% increase to the dividend from the second quarter of 2007.

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2 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

•	WSFS’ capital continued its increasing trends and grew by $15.7 million from the second quarter of 2007 remaining substantially above “well-capitalized” levels by all regulatory measures.
•	Commercial loan growth continued its strong pace, increasing 16%, or $216.4 million from the second quarter of 2007.
•

The Company increased its loan loss reserve ratio from 1.18% to 1.22% by recording a $2.4 million provision for loan losses in the second quarter, stable with levels of the past two quarters, in excess of net charge-offs of $1.1 million.

•	Net charge-offs continued at historically low levels and were less than 20 basis points (0.20%) of average loans.

Notable events:

•

WSFS acquired a majority interest in 1st Reverse Financial Services, LLC (1st Reverse), specializing in business-to-business reverse mortgage lending through banks and financial institutions throughout the United States.

•	WSFS continued its franchise growth, recently opening branches in Selbyville and Smyrna, Delaware.

CEO outlook and commentary:

Mark A. Turner, WSFS’ President and CEO said, “The weak credit environment continues to have an impact on our earnings and that of the industry in general. However, we recognize this market disruption as an opportunity for well capitalized companies with solid earnings to take advantage of growth opportunities. We have done just that.

“In prior quarters, I have discussed a number of decisions we have made in growing our business that have positioned us for the current economic environment. We continue to manage under and benefit from those decisions including maintaining a diversified commercial portfolio

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3 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

with limits on high risk lending activities. As an example, residential development loans now represent less than 7% of our loan portfolio. Additionally, our underwriting standards have resulted in residential and consumer delinquencies that are lower than half the national average, and in some cases much lower. Our securities portfolio continues to perform well and is comprised predominantly of ‘plain vanilla’ AAA-rated, short duration securities. There are no sub-prime mortgages as collateral in our mortgage-backed portfolio and the collateral underlying these securities is performing well. We have no trust preferred pooled securities in our investment portfolio and our bank owned life insurance (BOLI) investment has not suffered from asset quality or insurance-wrap issues that have affected other banks.

“Earnings remain strong despite the current economic environment. We have grown our margin 20 basis points this quarter through active management of our balance sheet and disciplined product pricing. This growth has helped to increase pre-tax earnings from first quarter levels which is particularly gratifying since the first quarter included $2.0 million in Visa-related earnings. This has allowed us to continue to build our capital levels.

“As a result, we are in a strong position to take advantage of opportunities to grow our franchise. We recently opened new branch offices in Selbyville and Smyrna, continuing our string of branch office openings. In early May we announced the acquisition of a majority ownership in 1st Reverse Financial Services, LLC (1st Reverse). As with many new initiatives, we expect modest start-up losses, and 1st Reverse experienced a $0.02 per share loss this quarter, but believe the revenue and profit opportunities of providing this product line are great. We also

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4 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

are using this economic environment as an opportunity to optimize our banking operations and customer service and retention platform.”

Second Quarter 2008 Discussion of Financial Results

Net interest income improves

Net interest income and net interest margin for the second quarter of 2008 were $22.4 million and 3.20%, respectively, a significant increase of $1.4 million or 20 basis points (0.20%) from the first quarter of 2008. These increases were the result of a liability sensitive balance sheet combined with active management of deposit pricing during the recent round of Federal Reserve rate reductions.

Net interest income for the second quarter of 2008 improved by $2.2 million in comparison to the second quarter of 2007. The interest margin increased 10 basis points (0.10%) from 3.10% reported in the second quarter of 2007.

Total commercial loans increased 16% or $216.4 million from June 2007

Commercial and commercial real estate (CRE) loans increased a strong $216.4 million, or 16% over June 30, 2007. More than half of this growth was due to commercial and industrial (C&I) loans. Construction and land development (CLD) loans decreased $12.0 million from June 30, 2007. Total net loans were $2.3 billion at June 30, 2008, an increase of $205.5 million, or 10%, over June 30, 2007.

Commercial and CRE loans increased $46.3 million, or 3% (12% annualized) over March 31, 2008 levels. This included a $36.3 million, or 5% (18% annualized) increase in C&I loans. CLD loans decreased $13.0 million during the quarter. Total net loans increased $47.1 million, or 2% (8% annualized) over March 31, 2008.

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5 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

The following table summarizes the current loan balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	Jun. 30, 2008		Mar. 31, 2008		Jun. 30, 2007

Commercial and CRE	$1,602,103	70%	$1,555,799	69%	$1,385,662	66%
Residential mortgage	436,216	19	439,328	20	457,881	22
Consumer	280,887	12	275,636	12	270,297	13
Allowance for loan losses	(28,198)	(1)	(26,868)	(1)	(28,359)	(1)
Net Loans	$2,291,008	100%	$2,243,895	100%	$2,085,481	100%

Asset quality

The Company recorded a provision for loan losses of $2.4 million, in the second quarter of 2008, due to continued loan growth and the effect of current economic conditions on the loan portfolio, compared to $1.3 million in the second quarter of 2007 and $2.4 million in the first quarter of 2008. The ratio of allowance for loan losses to total loans increased to 1.22% at June 30, 2008, compared to 1.18% at March 31, 2008. This ratio stood at 1.34% at June 30, 2007.

Nonperforming assets as a percentage of total assets was 0.95% at June 30, 2008 compared to 0.62% at March 31, 2008 and 0.14% at June 30, 2007. The increase from March 31, 2008 is due primarily to a $9.7 million residential development loan. The bank has established a specific reserve for this loan, equal to the difference between its carrying value and estimated net realizable value, the majority of which is included in this quarter’s provision for loan losses.

Annualized net charge-offs in the second quarter of 2008 continued at historically low levels and were 0.19% of average loans. This compares to 0.14% for the first quarter of 2008 and 0.10% for the second quarter of 2007.

Customer deposits

Total customer deposits (core deposits and customer time deposits) were $1.5 billion at June 30, 2008, an increase of $24.0 million, or 2%, over balances at June 30, 2007. The growth rate in deposits is slower than historical levels and reflects increased competition including

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6 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

competition from a small number of liquidity-focused competitors, as well as additional focus on deposit pricing. This focus on deposit pricing during the recent rounds of Federal Reserve rate reductions contributed to the Company’s margin improvement.

Customer deposits increased $9.7 million, or 1% (3% annualized) over levels reported for March 31, 2008. Average customer deposits increased $38.5 million, or 3% (11% annualized) over the first quarter of 2008.

The following table summarizes the current customer deposit balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	Jun. 30, 2008		Mar. 31, 2008		Jun. 30, 2007

Noninterest demand	$302,969	20%	$291,595	20%	$295,729	20%
Interest-bearing demand	169,741	12	172,937	12	162,487	11
Savings	195,817	13	196,930	13	216,104	15
Money market	293,703	20	316,067	21	308,639	21
Total core deposits	962,230	65	977,529	66	982,959	67
Customer time	526,426	35	501,459	34	481,742	33
Total customer deposits	$1,488,656	100%	$1,478,988	100%	$1,464,701	100%

Noninterest income

During the second quarter of 2008, the Company recorded noninterest income of $11.7 million, a slight increase over the second quarter of 2007. This included increases of $320,000 in deposit service charges and $196,000 in loan fee income, primarily due to overall growth in deposits and loans. The increase also included $227,000 in fees from 1st Reverse, which was included in WSFS’ results for two months of the quarter. Offsetting these increases was a $760,000 decrease in credit/debit card and ATM income mainly from Cash Connect, WSFS’ ATM division. This decrease was mostly due to reduced market rates on ATM bailment fees. Excluding the revenues from Cash Connect, noninterest income increased $815,000, or 12%, from the second quarter of 2007. While noninterest income comparisons were negatively impacted by lower bailment fees, the net interest margin benefited due to lower funding costs.

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7 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Noninterest income was $835,000 less than the first quarter of 2008. This first quarter of 2008 included a $1.4 million gain on the sale of shares related to the completion of Visa’s initial public offering (IPO) partially offset by a $303,000 charge related to a mark-to-market of trading securities. Excluding these items, noninterest income increased by $232,000, or 2% (8% annualized). This increase included $376,000 in deposit service charges and $134,000 in loan fee income. The increase also included $227,000 in fees from 1st Reverse. Partially offsetting these increases was a $217,000 decrease in credit/debit card and ATM income due to reduced market rates on ATM bailment fees.

Noninterest expense increases reflect continued investment in WSFS franchise

Noninterest expenses for the second quarter of 2008 totaled $21.2 million, which was $2.1 million, or 11% greater than the second quarter of 2007. This increase included $469,000 of expenses related to 1st Reverse which was included in WSFS’ results for two months of the quarter. Additionally, salaries and benefits increased $688,000, other operating expenses increased $376,000 and marketing expense increased $280,000. Expenses are actively managed and these increases are in accordance with the Company’s growth plans.

Noninterest expenses increased $233,000, or 1% from the first quarter of 2008. As previously mentioned, this increase included $469,000 of expenses related to 1st Reverse. The first quarter of 2008 included a reversal of a $562,000 contingency reserve corresponding with the completion of Visa’s IPO. Excluding these items, noninterest expense decreased $798,000, or 4%, compared to the first quarter of 2008. This decrease included a $548,000 decrease in salaries and benefits and a $438,000 decrease in other operating expenses. The decrease in salaries and benefits related to decreased payroll taxes and decreased 401(k) expenses while the decrease in other operating expenses was the result of a number of reduced items.

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8 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Income taxes

Pre-tax income increased $287,000 or 3% from the first quarter of 2008; however net income decreased due to an increase in the effective tax rate in the second quarter of 2008. The Company recorded a $3.7 million income tax provision (reflecting a 35.8% effective tax rate) in the second quarter of 2008 versus $4.2 million in the second quarter of 2007 (36.9% effective tax rate) and $2.9 million in the first quarter of 2008 (28.6% effective tax rate). The higher rate in 2007 resulted from a one-time charge to reflect changes in Maryland tax law. The lower rate in the first quarter of 2008 resulted from a $723,000 tax benefit resulting from the expiration of the statute of limitations affecting certain previously recorded reserves. Excluding this tax benefit, the Company would have recorded a $3.6 million tax provision (reflecting a 35.7% effective tax rate). Volatility on effective tax rates from quarter to quarter is expected as the result of tax accounting guidance adopted in the first quarter of 2007, and will continue into the future.

Capital management

The Company strengthened its capital by growing equity $15.7 million over June 30, 2007 levels. All capital levels are in excess of “well-capitalized” regulatory benchmarks, the regulators’ highest capital rating. The Tier 1 capital ratio was 11.03%, significantly above the 6.00% level required to be considered “well-capitalized” under regulatory definitions. The ratio of tangible equity to assets decreased slightly to 6.66% at June 30, 2008 from 6.72% at March 31, 2008, as equity increased $619,000. Tangible book value per share decreased slightly to $34.66 at June 30, 2008, from $34.73 at March 31, 2008 but increased from $31.47 at June 30, 2007. During the quarter the Company repurchased 8,500 shares of common stock at an average price of $48.93 per share. At June 30, 2008, the Company had 531,000 shares remaining under its current share repurchase authorization, or 8.7% of its 6.1 million outstanding shares.

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9 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS’ Board of Directors declares a quarterly cash dividend of $0.12 per share

The Board of Directors also declared a quarterly cash dividend of $0.12 per share. This dividend represents a 20% increase from that of the second quarter of 2007. This dividend will be paid on August 29, 2008, to shareholders of record as of August 8, 2008.

WSFS Financial Corporation is a $3.2 billionfinancial services company. Its principal subsidiary, Wilmington Savings Fund Society, FSB, currently operates 34 retail banking and loan production offices in Delaware, as well as Southeastern Pennsylvania and Northern Virginia, providing comprehensive banking services including wealth management and personal trust services. Other subsidiaries include WSFS Investment Group, Inc., Montchanin Capital Management, Inc. and 1st Reverse Financial Services, LLC. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at www.wsfsbank.com.

* * *

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

#  #  #

10 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Six Months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007
Interest income:
Interest and fees on loans	$34,464	$37,682	$39,385	$72,146	$77,854
Interest on mortgage-backed securities	5,715	5,988	6,001	11,703	12,238
Interest and dividends on investment securities	202	338	723	540	2,437
Other interest income	414	552	558	966	1,226
	40,795	44,560	46,667	85,355	93,755
Interest expense:
Interest on deposits	9,223	12,129	14,299	21,352	28,687
Interest on Federal Home Loan Bank advances	7,356	8,968	9,538	16,324	18,460
Interest on trust preferred borrowings	783	1,018	1,161	1,801	2,338
Interest on other borrowings	1,066	1,476	1,529	2,542	3,070
	18,428	23,591	26,527	42,019	52,555

Net interest income	22,367	20,969	20,140	43,336	41,200
Provision for loan losses	2,433	2,390	1,273	4,823	1,644

Net interest income after provision for loan losses	19,934	18,579	18,867	38,513	39,556

Noninterest income:
Credit/debit card and ATM income	4,314	4,531	5,074	8,845	9,557
Deposit service charges	4,174	3,798	3,854	7,972	7,456
Investment advisory income	591	655	598	1,246	1,192
Loan fee income	1,004	643	581	1,647	1,142
Bank owned life insurance income	456	574	542	1,030	1,099
Mortgage banking activities, net	93	105	78	198	150
Securities gains	53	1,067	—	1,120	—
Other income	986	1,133	889	2,119	1,753
	11,671	12,506	11,616	24,177	22,349
Noninterest expenses:
Salaries, benefits and other compensation	11,297	11,487	10,251	22,784	21,101
Occupancy expense	2,063	2,107	2,083	4,170	3,915
Equipment expense	1,533	1,463	1,345	2,996	2,591
Data processing and operations expense	1,082	1,038	946	2,120	1,889
Marketing expense	1,161	907	867	2,068	1,609
Professional fees	723	849	654	1,572	1,307
Other operating expenses	3,311	3,086	2,881	6,397	5,973
	21,170	20,937	19,027	42,107	38,385

Income before taxes	10,435	10,148	11,456	20,583	23,520
Income tax provision	3,735	2,902	4,227	6,637	8,510
Net income	$6,700	$7,246	$7,229	$13,946	$15,010

Diluted earnings per share:
Net income	$1.07	$1.15	$1.11	$2.22	$2.26

Weighted average shares outstanding for diluted EPS	6,279,051	6,310,171	6,500,209	6,294,728	6,632,566

Performance Ratios:

Return on average assets (a)	0.85%	0.91%	0.98%	0.88%	1.02%
Return on average equity (a)	12.29	13.17	14.21	12.73	14.49
Net interest margin (a)(b)	3.20	3.00	3.10	3.10	3.17
Efficiency ratio (c)	61.69	62.03	59.40	61.86	59.88
Noninterest income as a percentage of total revenue (b)	34.01	37.05	36.26	35.52	34.86

See “Notes”

11 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION:

(Dollars in thousands)

(Unaudited)

	June 30,	March 31,	June 30,
	2008	2008	2007
Assets:
Cash and due from banks	$76,543	$75,115	$83,291
Cash in non-owned ATMs	167,693	175,313	176,987
Investment securities (d)(e)	32,868	32,086	28,494
Other investments	40,397	43,715	41,568
Mortgage-backed securities (d)	457,208	477,234	472,467
Net loans (f)(g)(n)	2,291,008	2,243,895	2,085,481
Bank owned life insurance	58,581	58,125	56,381
Other assets	73,745	69,851	73,450
Total assets	$3,198,043	$3,175,334	$3,018,119

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$302,969	$291,595	$295,729
Interest-bearing deposits	1,185,687	1,187,393	1,168,972
Total customer deposits	1,488,656	1,478,988	1,464,701
Other jumbo CDs	78,618	87,322	100,595
Brokered deposits	288,590	238,071	283,265
Total deposits	1,855,864	1,804,381	1,848,561

Federal Home Loan Bank advances	833,130	883,899	734,377
Other borrowings	250,542	243,659	205,085
Other liabilities	41,633	27,140	28,886

Total liabilities	2,981,169	2,959,079	2,816,909

Minority interest	—	—	34

Stockholders’ equity	216,874	216,255	201,176

Total liabilities, minority interest and stockholders’ equity	$3,198,043	$3,175,334	$3,018,119

Capital Ratios:

Equity to asset ratio	6.78%	6.81%	6.67%
Tangible equity to asset ratio	6.66	6.72	6.57
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	8.83	8.72	8.99
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	11.03	11.03	11.68
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	12.02	12.04	12.88

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$28,289	$17,934	$3,873
Troubled debt restructuring	905	818	—
Assets acquired through foreclosure	1,248	1,033	388
Total nonperforming assets	$30,442	$19,785	$4,261

Past due loans (i)	$51	$3,915	$426

Allowance for loan losses	$28,198	$26,868	$28,359

Ratio of nonperforming assets to total assets	0.95%	0.62%	0.14%
Ratio of allowance for loan losses to total gross loans (j)	1.22	1.18	1.34
Ratio of allowance for loan losses to nonaccruing loans (k)	91	144	719
Ratio of quarterly net charge-offs to average gross loans (a)(f)	0.19	0.14	0.10
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	0.16	0.14	0.06

See “Notes”

12 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	June 30, 2008			March 31, 2008			June 30, 2007
			Yield/			Yield/			Yield/
	Average	Interest &	Rate	Average	Interest &	Rate	Average	Interest &	Rate
	Balance	Dividends	(a)(b)	Balance	Dividends	(a)(b)	Balance	Dividends	(a)(b)
Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$754,051	$11,407	6.05%	$747,433	$13,236	7.08%	$663,812	$13,807	8.32%
Residential real estate loans (n)	438,132	6,339	5.79	445,681	6,497	5.83	460,592	6,530	5.67
Commercial loans	821,889	12,446	6.12	795,136	13,247	6.73	687,493	14,001	8.22
Consumer loans	276,695	4,272	6.21	277,402	4,702	6.82	268,472	5,047	7.54
Total loans (n)	2,290,767	34,464	6.07	2,265,652	37,682	6.70	2,080,369	39,385	7.63
Mortgage-backed securities (d)	463,196	5,715	4.94	495,538	5,988	4.83	489,318	6,001	4.91
Investment securities (d)(e)	31,698	202	2.55	29,707	338	4.55	28,242	723	10.24
Other interest-earning assets	42,829	414	3.89	45,296	552	4.90	39,117	558	5.72
Total interest-earning assets	2,828,490	40,795	5.81	2,836,193	44,560	6.32	2,637,046	46,667	7.12

Allowance for loan losses	(26,998)			(25,496)			(27,789)
Cash and due from banks	62,679			70,191			70,648
Cash in non-owned ATMs	174,223			175,413			157,690
Bank owned life insurance	58,283			57,749			56,035
Other noninterest-earning assets	68,784			65,478			67,315
Total assets	$3,165,461			$3,179,528			$2,960,945

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest bearing deposits:
Interest-bearing demand	$167,939	$184	0.44	$161,832	$326	0.81	$147,552	$322	0.88
Money market	300,181	1,158	1.55	304,226	2,172	2.87	309,655	3,002	3.89
Savings	195,646	139	0.29	194,440	257	0.53	217,117	439	0.81
Customer time deposits	525,982	5,046	3.86	504,155	5,639	4.50	458,298	5,353	4.68
Total interest-bearing customer deposits	1,189,748	6,527	2.21	1,164,653	8,394	2.90	1,132,622	9,116	3.23
Other jumbo certificates of deposit	85,861	635	2.97	97,585	1,009	4.16	99,079	1,311	5.31
Brokered deposits	275,041	2,061	3.01	256,454	2,726	4.28	287,025	3,872	5.41
Total interest-bearing deposits	1,550,650	9,223	2.39	1,518,692	12,129	3.21	1,518,726	14,299	3.78

FHLB of Pittsburgh advances	842,780	7,356	3.45	911,647	8,968	3.89	741,095	9,538	5.09
Trust preferred borrowings	67,011	783	4.62	67,011	1,018	6.01	67,011	1,161	6.85
Other borrowed funds	178,556	1,066	2.39	170,538	1,476	3.46	127,905	1,529	4.78
Total interest-bearing liabilities	2,638,997	18,428	2.79	2,667,888	23,591	3.54	2,454,737	26,527	4.32

Noninterest-bearing demand deposits	281,908			268,543			278,360
Other noninterest-bearing liabilities	26,372			23,063			24,376
Minority interest	—			—			38
Stockholders’ equity	218,184			220,034			203,434
Total liabilities and stockholders’ equity	$3,165,461			$3,179,528			$2,960,945

Excess of interest-earning assets
over interest-bearing liabilities	$189,493			$168,305			$182,309

Net interest and dividend income		$22,367			$20,969			$20,140
Interest rate spread			3.02%			2.78%			2.80%
Net interest margin			3.20%			3.00%			3.10%

See “Notes”

13 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007
Stock Information:

Market price of common stock:
High	$53.12	$53.79	$68.08	$53.79	$70.69
Low	43.08	44.46	63.12	43.08	61.31
Close	44.60	49.28	65.43	44.60	65.43
Book value per share	35.35	35.22	31.95
Tangible book value per share	34.66	34.73	31.47
Number of shares outstanding (000s)	6,134	6,141	6,296

Other Financial Data:

One-year repricing gap to total assets (m)	(0.55)%	(1.33)%	(0.67)%
Weighted average duration of the MBS portfolio	3.1 years	2.6 years	3.4 years
Unrealized losses on securities available-for-sale, net of taxes	$(5,257)	$(3,921)	$ (9,853)
Number of associates (FTEs)	664	603	609
Number of branch offices	29	29	30
Number of WSFS owned ATMs	322	326	317

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale.
(e)	Includes reverse mortgages.
(f)	Net of unearned income.
(g)	Net of allowance for loan losses.
(h)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j)	Excludes loans held-for-sale.
(k)	Includes general reserves only.
(l)	Nonperforming loans are included in average balance computations.
(m)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(n)	Includes loans held-for-sale.